PROSPECTUS SUPPLEMENT                                              EXHIBIT 99.1
(To Prospectus dated February 17, 2006)              REGISTRATION NO. 333-52022



                            [HOLDRS OIL SERVICE LOGO]







                        1,000,000,000 Depositary Receipts
                          Oil Service HOLDRS (SM) Trust

         This prospectus supplement supplements information contained in the prospectus dated February 17, 2006 relating to the sale of up to 1,000,000,000 depositary receipts by the Oil Service HOLDRS (SM) Trust.

         The share amounts specified in the table in the "Highlights of Oil Service HOLDRS" section of the base prospectus shall be replaced with the following:

                                                    Share         Primary
Name of Company                         Ticker     Amounts    Trading Market
---------------------------------      --------    -------    --------------
Baker Hughes Incorporated                 BHI        21            NYSE
BJ Services Company                       BJS        28            NYSE
Cooper Cameron Corporation                CAM         8            NYSE
Diamond Offshore Drilling, Inc.            DO        11            NYSE
ENSCO International Incorporated          ESV        11            NYSE
GlobalSanteFe Corporation                 GSF      19.975          NYSE
Grant Prideco, Inc.                       GRP         9            NYSE
Halliburton Company                       HAL        22            NYSE
Hanover Compressor Company                 HC         5            NYSE
Nabors Industries Ltd.(1)                 NBR        12            NYSE
National Oilwell Varco Inc.               NOV         7            NYSE
Noble Corporation                          NE        11            NYSE
Rowan Companies, Inc.                     RDC         8            NYSE
Schlumberger Ltd.                         SLB        11            NYSE
Smith International, Inc.                 SII        16            NYSE
Tidewater Inc.                            TDW         5            NYSE
Transocean Inc.                           RIG        18            NYSE
Weatherford International Ltd.            WFT        18            NYSE

         (1) Effective April 24, 2006, deposits of Nabors Industries Ltd. (NYSE ticker "NBR") will increase to 24 shares (from 12) per round lot of 100 Oil Services HOLDRS due to the 2 for 1 stock split of Nabors Industries Ltd.


        The share amounts listed in the table above reflect all previous stock splits, dividends and business combination transactions.

            The date of this prospectus supplement is March 31, 2006.